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                                                                       Exhibit 1

                          APACHE MEDICAL SYSTEMS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT


        This Incentive Stock Option Agreement (this "Agreement"), dated as of April 17, 1998 (the "Grant Date"), is by and between APACHE Medical Systems, Inc., a Delaware corporation (the "Corporation"), and Peter Gladkin (the "Optionee"), a consultant to the Corporation.

        1. Grant of Option. Subject to the provisions of the APACHE Medical Systems, Inc. Employee Stock Option Plan (the "Plan") and this Agreement, the Corporation hereby grants to the Optionee the right and option (the "Option") to purchase from the Corporation an aggregate of 500,000 shares of the Corporation's common stock, par value $0.01 per share (the "Shares"), at an exercise price of $2.506 per Share, provided that on or before July 1, 1998 the Optionee executes a written agreement to serve as President and Chief Executive Officer of the Corporation.

        2. Vesting and Expiration. The option rights of the Optionee will be exercisable until July 1, 2008, provided that they have vested and, except as otherwise expressly provided in this Agreement, the Optionee is employed by or is a consultant to the Corporation. The Option shall vest as provided on Exhibit A hereto.

        3. Exercise Following Termination of Employment. If the Optionee ceases to be a consultant to or an employee of the Corporation, the outstanding portion of the Option shall be exercisable only in accordance with the following provisions:

           (a) If the Optionee's consultancy or employment with the Corporation is terminated for "cause" (as defined below), the outstanding portion of the Option, whether or not vested, shall terminate at the time notice of termination is effective. As used herein, "cause" means the Optionee's (i) commission of an action against or in derogation of the interests of the Corporation which constitutes an act of fraud, dishonesty or moral turpitude or which, if proven in a court of law, would constitute a violation of a criminal code or similar law; (ii) material breach of any material duty or obligation imposed upon the Optionee by the Corporation; or (iii) divulging the Corporation's confidential information.

           (b) If the Optionee's consultancy or employment with the Corporation is terminated for any reason other than for cause (as defined above), death or disability (as defined below), the outstanding portion of the Option (to the extent vested prior to such termination) shall remain exercisable until the first to occur of (i) the expiration date referred to in Section 2, and (ii) the expiration of three months from the effective date of termination, provided that if the Optionee ceases to be a consultant or employed by the Corporation by reason of death or disability, the period referred to in this clause (ii) shall be one year following the date the Optionee ceases to be a consultant or an employee of the Corporation. If the Optionee dies during such three-month period

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referred to in clause (ii), his or her estate may exercise the Option (to the extent such Option was vested and exercisable prior to death), but not later than the earlier of one year after the date of death or the expiration of the term of the Option. As used herein, "disability" means the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months.

        4. Acceleration Following Termination Other Than for Cause. In the event Optionee's consultancy or employment is terminated other than for cause, any Shares as to which the Option has not vested on the effective date of termination that would have vested during the nine (9) months after the effective date of Optionee's termination will be accelerated to, and vest on, the effective date of Optionee's termination date.

        5. Limitation on Exercisability. Notwithstanding any other provision hereof (including, without limitation, Sections 4, 9 and 10, the Shares that may be purchased for the first time during any calendar year pursuant to the Option, together with any other options issued to the Optionee by the Corporation intended to be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or subsequent comparable statute (the "Code")), shall not have a fair market value (determined as of the respective Grant Dates of such options) in excess of $100,000.

        6. Exercise. The Option may be exercised by delivering to the Corporation at its principal offices a written notice, signed by a person entitled to exercise the Option, of the election to exercise the Option and stating the number of Shares to be purchased. Such notice shall be accompanied by the payment of the full exercise price of the Shares to be purchased. Upon payment in accordance with the Plan and within the time period specified by the Corporation of the amount, if any, required to be withheld for Federal, state and local tax purposes on account of the exercise of the Option, the Option shall be deemed exercised as of the date the Corporation received such notice. The Corporation may withhold, or allow the Optionee to remit to the Corporation, any Federal, state or local taxes required by law to be withheld with respect to any event giving rise to income tax liability with respect to the Option. In order to satisfy all or any portion of such income tax liability, the Optionee may elect to surrender Shares previously acquired by the Optionee or to have the Corporation withhold Shares that would otherwise have been issued to the Optionee pursuant to the exercise of the Option, the number of such withheld or surrendered Shares to be sufficient to satisfy all or a portion of the income tax liability that arises upon the event giving rise to income tax liability with respect to the Option. Payment of the full exercise price shall be in the form of cash, shares of capital stock of the Corporation having a fair market value (as defined in the Plan) on the date of exercise equal to the full exercise price, or by any combination of cash and shares of such capital stock. Upon the proper exercise of the Option, subject to the other provisions of this Agreement, the Corporation shall issue in the name of the person exercising the Option, and deliver to such person, a certificate or certificates for the Shares purchased.


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        7. Nontransferability of Option. The Option shall not be transferable by the Optionee except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option shall not be sold, transferred except as aforesaid, assigned, pledged or otherwise encumbered or disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted sale, transfer, pledge, assignment or other encumbrance or disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. During the lifetime of the Optionee, the Option may be exercised only by the Optionee or the Optionee's agent, attorney-in-fact or guardian. Following the death of the Optionee, the Option may be exercised by the Optionee's beneficiary or estate to the extent permitted by Section 3.

        8. Notice of Transfer of Shares. The Optionee may not transfer or otherwise dispose of any Shares purchased upon the exercise of the Option before the expiration of (a) two years from the Grant Date or (b) one year after the exercise of the Option with respect to such Shares, whichever occurs later, without first giving written notice to the Secretary of the Corporation.

        9. Adjustments Upon Reorganization or Changes in Capitalization. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the Compensation Committee of the Board of Directors shall adjust equitably (a) the number and class of Shares or other securities that are reserved for issuance under the Option, (b) the number and class of Shares or other securities that are subject to the Option, and (c) the appropriate Fair Market Value and other price determinations applicable to the Option. The Compensation Committee of the Board of Directors shall make all determinations under this Section 9, and all such determinations shall be conclusive and binding. As used herein, "Fair Market Value" means the amount determined by the Compensation Committee of the Board of Directors from time to time, using such good faith valuation methods as it deems appropriate, except that as long as the Shares are traded on NASDAQ or a recognized stock exchange, it shall mean the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or, if there were no sales on such date, the weighted average of the means between the highest and the lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as prescribed by Treasury Regulation Section 20.2031-2(b)(2), as reported in The Wall Street Journal or a similar publication selected by the Compensation Committee of the Board of Directors.

        10. Acceleration of Exercisability. Except as stated in Exhibit A hereto with respect to Tranches (D) and (E) and notwithstanding the provisions of
Section 2, the Option shall immediately vest, and until the expiration date specified in Section 2 shall remain, exercisable as to all of the Shares forthwith upon the occurrence of any Change in Control of the Corporation. As used herein, "Change in Control" means the purchase or other acquisition by any person, entity or group of persons, within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either

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the outstanding Shares or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally; the approval by the stockholders of the Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 30% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Corporation's then outstanding securities; a liquidation or dissolution of the Corporation; or of the sale of all or substantially all of the Corporation's assets.

        11.    Miscellaneous.

               (a) Notices. Any notice hereunder shall be in writing, and delivered or sent by first-class U.S. mail, postage prepaid, addressed to:

                   (i)    if to the Corporation, at:

                          1650 Tysons Boulevard, Suite 300
                          McLean, Virginia 22102, and

                   (ii)   if to Optionee, at:

                          Post Office Box 531
                          Cedar Glenn, CA 92321

subject to the right of either party, by written notice hereunder, to designate at any time hereafter some other address.

               (b) Compliance with Law and Regulations. The Option and the obligation of the Corporation to sell and deliver Shares hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Notwithstanding any other provision of this Agreement, the Option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law.

               (c) No Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any Shares subject to the Option prior to the date of issuance to the Optionee of a certificate or certificates for such Shares.

               (d) No Employment Rights. Nothing in the Plan, this Agreement or the grant of an Option shall confer upon the Optionee any rights to continued employment with the Corporation or shall interfere with the right of the Corporation to terminate the Optionee's employment with the Corporation.

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               (e) Section 83(b) Election. If the Optionee elects, in accordance with Section 83(b) of the Code, to recognize ordinary income in the year in which the Option is granted, the Optionee shall furnish to the Corporation a copy of a completed and signed election form and shall pay (or make arrangements satisfactory to the Corporation to pay) to the Corporation, within sixty (60) days after the Grant Date, any Federal, state and local taxes required to be withheld with respect to the Option.

               (f) Withholding. The Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any Federal, state and local taxes required by law to be withheld or collected with respect to the Option.

               (g) Reservation of Shares; Certain Costs. The Corporation shall keep available sufficient authorized but unissued Shares needed to satisfy the requirements of this Agreement. The Corporation shall pay any original issue tax that may be due upon the issuance of Shares pursuant to the Option and all other costs incurred by the Corporation in issuing such Shares.

               (h) Employment by Affiliates. For the purpose of this Agreement, employment by a parent or subsidiary of, or a successor to, the Corporation shall be considered employment by the Corporation. "Parent" and "subsidiary" as used herein shall have the meaning of "parent" and "subsidiary corporation," respectively, as defined in Section 424 of the Code.

               (i) Plan Governs. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference. The Plan shall govern in the event of any conflict between this Agreement and the Plan.

               (j) Choice of Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Delaware.


               (k) Counterparts. This Agreement may be executed in two counterparts each of which shall constitute one and the same instrument.


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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                      APACHE MEDICAL SYSTEMS, INC.

                                      /s/ THOMAS W. HODSON
                                      -------------------------------
                                      By:    Thomas W. Hodson
                                      Title: Chairman and Acting Chief Executive
                                             Officer

                                      /s/ PETER GLADKIN
                                      -------------------------------
                                      Peter Gladkin, Optionee


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                                                                       EXHIBIT A

                                  Vesting

        The Option shall vest subject to the Corporation's performance and with the passage of time as follows:

        1. Immediate and Annual Vesting. The Option shall vest depending on time and satisfaction of Earnings* targets as follows:

 Tranche       Number of Shares               Vesting Date
 -------       ----------------               ------------

 Immediate         40,000          upon start date     (July 1, 1998)
 (A)               80,000          1st Anniversary     (July 1, 1999)
 (B)               80,000          2nd Anniversary     (July 1, 2000)
 (C)**            100,000          3rd Anniversary     (July 1, 2001)
 (D)**            100,000          4th Anniversary     (July 1, 2002)
 (E)**            100,000          5th Anniversary     (July 1, 2003)

"Earnings" in all cases is defined as earnings before interest and taxes as reported by the Corporation plus any agreed upon nonrecurring charges or writedowns as long as these relate to pre-July 1, 1998 assets or activities.

**In order for the Option to vest as to these Shares, the Corporation must report positive Earnings* for any consecutive four-quarter period (the "Earnings Requirement"). If the Corporation does not meet such Earnings Requirement, then the vesting of that Tranche shall be delayed until the Earnings Requirement is met or the Vesting Date occurs.

        2. Accelerated Vesting. At the discretion of the Board of Directors, vesting may be accelerated if both Earnings* and stock price performance targets are satisfied, but not necessarily simultaneously, as follows:

Tranche            Earnings Target        AND        Stock Price Target
-------            ---------------                   ------------------
  (A)              any two consecutive quarters      Closing price of $6 or
                   in which the Corporation          higher for 20 consecutive
                   reports positive Earnings         trading days
  (B)              any four consecutive              Closing price of $9 or
                   quarters in which the             higher for 30 consecutive
                   Corporation reports positive      trading days
                   Earnings
  (C)              Earnings* greater than $1.0       Closing price of $12 or
                   million for any four              higher for 60 consecutive
                   consecutive quarters of           trading days




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
                  Earnings as reported in the
                  Company's Form 10-K and
                  Forms 10-Q filed with the
                  Securities and Exchange
                  Commission
 (D)***           Earnings* greater than $3.0       Closing price of $15 or
                  million for any four              higher for 60 consecutive
                  consecutive quarters of           trading days
                  Earnings as reported in the
                  Company's Form 10-K and
                  Forms 10-Q filed with the
                  Securities and Exchange
                  Commission
 (E)***           Earnings* greater than $4.0       Closing price of $18 or
                  million for any four              higher for 60 consecutive
                  consecutive quarters of           trading days
                  Earnings as reported in the
                  Company's Form 10-K and
                  Forms 10-Q filed with the
                  Securities and Exchange
                  Commission



***Notwithstanding Section 10 of the Agreement, unless the Board of Directors decides otherwise, Tranches (D) and (E) will not vest in case of Change in Control prior to July 1, 2000, unless the consideration to the Corporation's stockholders exceeds $15 per Share. All per Share price data referred to in
Section 2 of this Exhibit A shall be adjusted in accordance with Section 9 of the Agreement.